Exhibit 99.B(d)(9)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

AllianceBernstein L.P.

As of June 22, 2011, as amended September 14, 2011, March 28, 2012 and June 29, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	AllianceBernstein L.P.

By:	By:
/s/ James Smigiel

Name:	Name:
James Smigiel

Title:	Title:
Vice President